Exhibit 10.b.

Summary of Key Terms of 2005 Stock-Based Compensation Awards to Executive Officers

On February 15, 2005, the Board of Directors of CDI Corp. (the “Company”), upon the recommendation of the Compensation Committee, approved the grant of certain stock-based compensation awards to two executive officers of the Company: Joseph R. Seiders (Senior Vice President and General Counsel) and Cecilia J. Venglarik (Senior Vice President, Human Resources).

The following awards were made on March 4, 2005 (which was the third business day following the issuance of the news release announcing the Company’s earnings for 2004):

Name of Executive	Stock Appreciation Rights (settled in stock)	Time-Vested Deferred Stock	Performance-Contingent Deferred Stock
Joseph Seiders	2,834	708	1,417
Cecilia Venglarik	2,834	708	1,417

The stock appreciation rights (SARs) awarded to the two executives entitles each recipient to receive, upon exercise of the SAR, the increase in the market value of the specified number of shares of CDI Corp. common stock from the date of grant of the SAR (which was $20.72 per share) to the date of exercise, payable in shares of CDI common stock (after deductions are made to satisfy withholding and payroll tax obligations). These SARs will vest 20% per year on the first five anniversaries of the date of grant. The SARs will have a seven-year term, though they generally terminate earlier if the executive’s employment with the Company ends.

The time-vested Deferred Stock awarded to the two executives entitles each recipient to receive the specified number of shares of CDI common stock upon vesting. These shares will vest 20% per year on the first five anniversaries of the date of grant. Deferred Stock will generally terminate prior to vesting if the executive’s employment with the Company ends.

The performance-contingent Deferred Stock awarded to the two executives entitles each recipient to receive all or a portion of the specified number of shares of CDI stock based on CDI’s achievement of established levels of EVA (Economic Value Added) growth in 2005 (provided that there must be positive EVA for the year in order to receive any shares). EVA is equal to the Company’s net operating profit after taxes in excess of the cost of capital of the net assets employed in the Company’s business.

The Company anticipates that written SAR agreements and Deferred Stock agreements will be entered into with the executives with respect to these awards. However, those agreements have not been prepared or executed as of the date of this Report.